                                                                               .
                                                                               .
                                                                               .
                                                                    Exhibit 10.1


Contract:      CROWLEY VMS                                Contract Date: 06/2/04
Description:   Twin Screw Ocean Tugs (2) and ATB Barges (2)

Page 1 of 2

Article No.         Title                                                        Page Number
-----------         -----                                                        -----------
                    Contract Effective Date                                           1
Article I           Description of the Unit; Options for Additional Units            1-4
Article II          Price and Payment                                                4-7
Article III         Time and Conditions of Delivery and Acceptance; Title            7-10
Article IV          Changes in the Plans and Specifications                         10-11
Article V           Liquidated Damages                                                11
Article VI          Owner Furnished Equipment                                       11-12
Article VII         Inspection By Owner's Representative                              12
Article VIII        Force Majeure                                                   12-14
Article IX          Warranty                                                        14-17
Article X           Performance Warranty                                            17-18
Article XI          Insurance                                                       18-20
Article XII         Builder Guarantee                                               20-21
Article XIII        Liability and Indemnity                                         21-22
Article XIV         No Consequential Damages                                          23
Article XV          Prohibition of Liens                                            23-24
Article XVI         Taxes                                                             24
Article XVII        Patents                                                           24
Article XVIII       Use of the Plans and Specifications                               25
Article XIX         Bankruptcy                                                        25
Article XX          Events of Default                                               26-29
Article XXI         Notices                                                         29-30
Article XXII        Construction                                                      30
Article XXIII       Choice of Law and Dispute Resolution                              31
Article XXIV        Assignment                                                        31
Article XXV         Parent Guarantees                                                 32
Article XXVI        Preliminary Production Schedule                                   32
Article XXVII       Cooperation with Owner's Lender                                   32
Article XXVIII      Miscellaneous                                                     32
                    SIGNATURE PAGE                                                    33


Contract -- Final

Contract:      CROWLEY VMS                                Contract Date: 06/2/04
Description:   Twin Screw Ocean Tugs (2) and ATB Barges (2)


Exhibit A-1         Description of Vessel  (TUG)                                      34
Exhibit A-2         Description of Vessel  (BARGE)                                  35-36
Exhibit B-1         Tug Specifications                                            Attachment
Exhibit B-2         Barge Specifications                                          Attachment
Exhibit C-1         Outboard Profile & Arrangement Drawing - TUG                  Attachment
Exhibit C-2         Outboard Profile & Arrangement Drawing - BARGE                Attachment
Exhibit D           VTHM Delivery and Acceptance Certificate (QMS 303-2)          Attachment
Exhibit E           VTHM Change Order Form (QMS 303-7)                            Attachment
Exhibit F           Parent Guaranty                                               Attachment
Exhibit G           Guaranty                                                      Attachment
Exhibit H           Speed Requirements                                            Attachment
Exhibit I           Inspection Release Form (QMS 307-2 carbon duplicate)          Attachment


Contract -- Final

                          VESSEL CONSTRUCTION CONTRACT

        THIS VESSEL CONSTRUCTION CONTRACT (the "Contract") entered into as of this second day of May, 2004, by and between VT HALTER MARINE, INC. (VTHM), a Delaware corporation (hereinafter called "Builder"), and VESSEL MANAGEMENT SERVICES, INC., a Delaware corporation (hereinafter called "Owner").

                              W I T N E S S E T H:

ARTICLE I - DESCRIPTION OF THE UNIT; OPTIONS FOR ADDITIONAL UNITS:

        (a)    Description of the Unit

        Builder, for and in consideration of the sum to be paid by Owner as hereinafter set forth, agrees to design, engineer, build, launch, equip, outfit, complete and deliver at the shipyard as designated in the attached Exhibits, free and clear from liens, claims and encumbrances, two (2) 127' x 42' x 22' Twin Screw Ocean Tugs and two (2) 587' x 74' x 40' Ocean ATB Barges (hereinafter individually referred to as the "Vessel(s)" and a Tug and Barge set is collectively referred to as the "Unit(s)"), each of which is more particularly described on the attached Exhibits "A-1" and "A-2", and which shall be constructed in accordance with this Contract, those specifications listed on attached Exhibits "B-1" and "B-2" and the Plans and Drawings listed on the attached Exhibits "C-1" and "C-2", all of which have concurrently been identified and initialed by the parties hereto and made a part hereof as if fully set forth herein. (The Units referred to in the preceding sentence may be referred to as "Unit No. 1" and "Unit No. 2" or "Units 1 and 2" as the context may require.)

        For purposes of this Contract, the Contract Documents shall consist of the following documents (as each is defined in the Contract): this Contract, Exhibits A-1 and A-2, Specifications listed on Exhibits B-1 and B-2, Plans and Drawings listed on Exhibits C-1 and C-2, any Change Orders executed pursuant to
Article IV hereof and amendments in writing properly signed by the parties.


Contract -- Final

        Except for any Owner-furnished equipment and materials as may be listed in the Contract Documents in connection with construction of the Vessels (collectively, the "Owner Furnished Equipment"), Builder agrees to furnish all facilities, labor, tools, equipment and material necessary for the construction and delivery of the Vessels.

        The Units shall be constructed and completed in a good and workmanlike manner with the use of good commercial shipyard practices and marine engineering and procedures to meet the applicable requirements of regulatory bodies as set forth in the Contract Documents, and certificates evidencing the fact that the Units meet required classifications, shall be furnished by Builder to Owner.

        The Units are to be documented for full ocean service with coastwise rights under the laws of the U.S. and are to be designed, constructed, equipped and outfitted by Builder to comply with and obtain certificates showing compliance with all applicable requirements, as of the Delivery Date, of the American Bureau of Shipping, U.S. Coast Guard or any other applicable regulatory agencies referred to in the Contract Documents. The Contractor shall build the Unit under the supervision and survey of the American Bureau of Shipping so that on delivery the tug Vessel achieves the class notation ABS +A1 Towing Vessel +AMS and the barge Vessel achieves the class notation ABS +A1 Oil Tank Barge SH free of all conditions, notations, qualifications, recommendations, reservations and restrictions. If any enforced changes in the American Bureau of Shipping or other applicable classification societies' rules or in the applicable rules of any governmental agency are made subsequent to the date of this Contract necessitating alterations or additions to a Vessel or a Unit, whereby the cost of a Vessel or a Unit is increased, the time required for completion for a Vessel or a Unit is extended and/or a Vessel or a Unit will not attain the performance criteria required by Article X, Owner shall authorize, and pay for such alterations, additional work items, outfit and/or equipment, and shall authorize such additional time as may be required to meet the enforced changes and the required performance criteria, in accordance with Article IV (Changes in the Plans and Specifications) hereof. If the parties agree that such alterations or additions do not involve additional time or cost, they shall be completed by Builder as part of this Contract in accordance with the terms and provisions hereof.


Contract -- Final

        All classification, certification, testing, survey and other fees and charges payable to the American Bureau of Shipping and any other third party regulatory bodies required by the Contract in relation to the construction of the Unit shall be for the account of the Builder.

         Owner shall be solely responsible for ensuring that all Owner Furnished Equipment meets all applicable classification and regulatory requirements.

         (b) Options to Purchase Additional Units

         Owner shall have the option to require Builder to design, engineer, build, launch, equip, outfit, complete and deliver up to two (2) additional Units (the Units to be numbered Unit No. 3 and Unit No. 4 consecutively). Each option shall be exercised separately in accordance with this paragraph (b) by Owner in writing in accordance with the following schedule:

        Unit No. 3:   Within 365 days of execution of this Contract.

        Unit No. 4:   Within 547 days of execution of this Contract.

        (i) The option for Unit No. 4 may be exercised only if Owner has exercised its option for Unit No. 3. If Builder intends to enter into a contract with another party involving the use of the Builder's yard capacity necessary for the construction of the option Unit(s) ("Yard Space") during the last 3 months of Owner's option period that would impact the potential delivery under any yet unexercised option(s) (a "Third Party Contract"), then Builder shall give Owner notice in writing of its intent to enter into such Third Party Contract. Such notice shall indicate the expected extension of the Stipulated Delivery Date, as hereinafter defined, of the option Unit(s) that will result in the event the Third Party Contract is executed. If Owner does not notify Builder in writing within ten (10) business days after receipt of Builder's notice, of its intent to exercise the next available option, irrevocably commit to exercise such option, and provide the Down Payment for such option, then (1) Builder shall have the right to use the Yard Space in connection with the Third Party Contract, and (2) in the event Owner subsequently exercises its next available option, Builder shall be entitled


Contract -- Final
         to an extension of the Stipulated Delivery Date for such Unit(s) for each day the Yard Space is unavailable due to the performance by Builder of the Third Party Contract.

        (ii) To the extent available, the place of construction for each option Vessel shall be the same as the place of construction for the initial Vessels. If such place of construction is not available for any option Vessel, Builder and Owner shall mutually agree on one of Builder's other shipyards.

ARTICLE II - PRICE AND PAYMENT:

        Owner, in consideration of the true and faithful performance on the part of the Builder, agrees to pay to Builder the sum of THIRTY FIVE MILLION FOUR HUNDRED SEVENTY FIVE THOUSAND FIVE HUNDRED THIRTY THREE DOLLARS AND NO CENTS ($35,475,533) (hereinafter called the "Contract Price") each for Unit No. 1 and Unit No. 2. The portion of the Contract Price attributable to each Vessel (hereinafter called the "Assigned Value") is contained in Exhibits A-1 and A-2 for each Unit. Payments for the Assigned Value are to be made based on the progress of each Vessel in accordance with the Payment Schedules set forth in Exhibits A-1 and A-2. The Contract Price is a fixed price and may be adjusted only in strict accordance with, and subject to, the express provisions of this Contract. For the avoidance of doubt, the Contract Price includes: (i) the cost of the Unit completed in accordance with the requirements of this Contract; (ii) the cost of all Builder furnished materials and construction work and the cost of all tests and trials of the Unit to be performed by, or on behalf of, the Builder; (iii) the cost of procuring the classification notation for the Unit, and of obtaining all certificates and other documents that are required to be delivered pursuant to this Contract; and (iv) all other costs and expenses of the Builder as provided for herein or otherwise incurred by the Builder unless expressly provided for in this Contract as being for the Owner's account. No commission of any kind whatsoever is or will be payable (whether directly or indirectly) by or to any person in relation to or in connection with this Contract or any of the business transactions described in or


Contract -- Final
contemplated by this Contract. The Contract Price for Units 1 and 2 includes the cargo heating systems for those Units only.

        Owner may elect to build one or two additional Units that are offered by Builder as Options in accordance with the following Contract Prices:

       Unit No. 3      THIRTY TWO MILLION TWO HUNDRED TWENTY FIVE THOUSAND THREE
                       HUNDRED SIXTY EIGHT DOLLARS AND NO CENTS ($32,225,368.00) plus actual cost increases or decreases for labor and material as compared to such costs for Unit No. 1. The difference, if any, shall be determined by a joint audit between Owner and Builder. The Contract Price shall be adjusted, as appropriate, for such increases or decreases. For purposes of determining the appropriate increase or decrease, an index of $700/ton for steel shall be used.

       Unit No. 4      THIRTY TWO MILLION FORTY EIGHT THOUSAND FOUR HUNDRED
                       DOLLARS AND NO CENTS ($32,048,400.00) plus actual cost increases or decreases for labor and material as compared to such costs for Unit No. 1. The difference, if any, shall be determined by a joint audit between Owner and Builder. The Contract Price shall be adjusted, as appropriate, for such increases or decreases. For purposes of determining the appropriate increase or decrease, an index of $700/ton for steel shall be used.

        In the event Owner elects to have additional Units constructed, payments for the Assigned Value of each optional Unit are to be made based on the progress of each Vessel in accordance with the Payment Schedules set forth in Exhibits A-1 and A-2.

        The Contract Prices for option Units 3 and 4, set forth above, do not include a cargo heating system. In the event that a cargo heating system is directed by Owner to be added to Unit No. 3 and/or Unit No. 4 at the time of Owner's election to exercise the Unit's Option(s), the Contract Price per Unit shall increase by NINE HUNDRED SEVENTY THREE THOUSAND SIX HUNDRED THIRTEEN DOLLARS AND NO CENTS ($973,613.00) plus actual cost increases or decreases for labor and material as compared to such costs for Unit No. 1. The difference, if any, shall be determined by a joint audit between Owner and Builder. The Contract Price shall be adjusted, as appropriate, for such increases or decreases.


Contract -- Final

        In the event that a Crude Oil Washing System (COW System) is directed by Owner to be added to Unit No. 3 and/or Unit No. 4 at the time of Owner's election to exercise the Unit's Option(s), the Contract Price per Unit shall increase by either $ 1,376,780.00 for the heated system in accordance with Owner's barge Vessel specification (Option 1B) including the additional 8 million BTU heater (Heater) or $ 1,228,325.00 for the unheated system (Option
1A) without the additional Heater and associated equipment plus actual documented cost increases or decreases for labor and material as compared to the Builder's estimate. The difference, if any, shall be determined by a joint audit between Owner and Builder. The Contract Price shall be adjusted, as appropriate, for such increases or decreases.

        In the event the Down Payment for each Vessel, as required by Exhibits A-1 and A-2, is not tendered to Builder in immediately available funds by the close of business on the fifth (5th) business day following the full execution of this Contract, Builder shall have the right to terminate this Contract, in which event neither party shall have any further liability to the other. In the event Builder chooses not to terminate this Contract, then the Stipulated Delivery Date (as described in Exhibits A-1 and A-2) shall be extended by one day for each full business day the Down Payment is delayed beyond the fifth
(5th) business day following execution of this Contract.

        The Builder shall submit to Owner appropriate invoices and/or certificates for the progress payments for each Vessel in accordance with the Payment Schedule set for in Exhibits A-1 and A-2, which shall be due and payable twenty (20) business days after the receipt of each invoice. Builder may, at it discretion, charge Owner interest on any amount due hereunder, if not paid within five (5) business days after it is due, at the per annum rate of 2% over the Chase Manhattan Bank prime rate or the maximum rate allowed by law, whichever is less, with such interest being due from the date such amount is due until paid in full. Payments for all Change Orders and all other additional costs mutually agreed to in accordance with the terms of this Contract but not set forth in the Payment Schedule, less credits for any deductions, shall be made in accordance with the terms of the negotiated Change Order and in any event prior to delivery of the Unit or


Contract -- Final

Vessel to which the change order or additional cost pertains. The Assigned Value must be paid in accordance with the Payment Schedule set forth in Exhibits A-1 and A-2.

        If any progress payment shall not be made within five (5) business days after it is due in accordance with the Contract Documents including, but not limited to, Exhibits A-1 and A-2, Builder may, in its sole discretion, suspend or reschedule progress of the work (such right being in addition to any other right set forth herein or at law or in equity) and Owner shall then be obligated to pay Builder, in addition to other amounts becoming due hereunder, all documented direct costs resulting from such suspension or rescheduling of the work. In the event of delay by Owner in payment of any amount due and payable, Builder shall not be obligated to reschedule progress of the work as herein authorized, but may pursue any and all remedies at law or in equity for enforcement of its rights, provided that Owner be given ten (10) days prior written notice before Owner is considered to be in default.

        The making of any partial payments shall in no way estop Owner from thereafter asserting any right or remedy accruing to it because of failure of Builder to deliver the completed Units in accordance with the terms hereof.

ARTICLE III - TIME AND CONDITIONS OF DELIVERY AND ACCEPTANCE; TITLE:

        Builder shall deliver the Units to Owner at a location set forth on the attached Exhibits A-1 and A-2, (the "Place of Delivery") by the Stipulated Delivery Dates (as defined in Exhibits A-1 and A-2). All costs and expenses of transporting each Unit to the Place of Delivery shall be borne by and be the obligation of Builder. All costs and expenses of operating and/or transporting the Units after each has reached the Place of Delivery and been accepted by Owner shall be borne by and be the obligation of Owner.

        In the event Owner exercises its option for construction of Unit Nos. 3 and 4, Exhibits A-1 and A-2 for each Unit shall be adjusted as is necessary to comply with the price requirements in Article II and the delivery date requirements set forth below. Such exhibits for each optional Unit shall provide for the following Stipulated Delivery Dates:


Contract -- Final

       Unit No. 3      Twenty months from exercise of the option for Unit No. 3
                       and receipt of Down Payment or six (6) months after the delivery of Unit No. 2, whichever is longer.

       Unit No. 4      Twenty months from exercise of the option for Unit No. 4
                       and receipt of Down Payment or six (6) months after the delivery of Unit No. 3, whichever is longer.

        The Stipulated Delivery Dates for Unit Nos. 3 and 4 may be extended in accordance with the terms and conditions of this Contract including, but not limited to, Builder's right to extend the Stipulated Delivery Dates under
Article I (b)(i).

        Each Unit shall not be tendered to Owner and Owner shall not be required to accept delivery of the Unit, unless and until:

        (a) The Unit has been completed in accordance with the Contract
            Documents;

        (b) All tests and trials required by the Contract Documents have been satisfactorily completed, and any defects discovered and damages sustained have been remedied and repaired excepting any outstanding punch list items that are mutually agreed to be completed after delivery;

        (c) Builder has delivered to Owner its Notice of final Progress Payment invoice reflecting completion of construction of the Unit; and

        (d) Builder has tendered to Owner a Bill of Sale (CG-1340) for the Unit (if necessary), a Builder's Certification and First Transfer of Title (CG-1261), as most recently revised, and such other documents as may be required by law or by any regulatory agency of the United States referred to in the Contract Documents including, but not limited to, American Bureau of Shipping and U.S. Coast Guard, in order for Owner to document the Unit for full ocean and coastwise service. Any expenses in connection with the documentation of each Vessel shall be paid by Builder.

        (e) The Unit (a) has been cleaned and prepared (in accordance with the Builder's usual practice and to its usual standards for vessels of this type) to take on a full complement of officers and crew, and
            (b) is in all other respects ready to commence operations as a liquid bulk articulated tug-barge Unit.


Contract -- Final

        If all applicable conditions of the Contract Documents have been met by Builder upon delivery of the Unit to Owner, Owner shall execute a Delivery and Acceptance Certificate concurrent with its acceptance of the Unit in the form of the attached Exhibit "D" and will pay to Builder the final Progress Payment invoice including any unpaid balance due, but less (i) any amount in dispute and as to which notice of arbitration has been given and less (ii) any amounts owed to Owner as liquidated damages in accordance with this Contract.

        Within ten (10) business days after tender of delivery of a Unit by Builder to Owner in compliance with this Article III, Owner will accept delivery of the Unit or Owner will promptly deliver to Builder a written statement specifying the reasons Owner refused to accept delivery. Within one (1) business day after receipt of such statement, Builder shall advise Owner in writing what action it intends to take in response to Owner's statement. Owner shall not refuse to accept delivery of a Unit that achieves the Minimum Required Speed of
11.5 knots as measured in accordance with Exhibit "H".

        The Delivery and Acceptance Certificate shall acknowledge performance of this Contract by both parties and shall be conclusive evidence that all the duties and obligations of each of the parties have been performed except as to
(i) minor and insignificant defects set forth in the Delivery and Acceptance Certificate, (ii) latent defects and (iii) items covered by warranty. The expression "minor and insignificant defects" means defects which: (i) do not and will not adversely affect the seaworthiness of the Unit; (ii) do not and will not prevent the unrestricted use of the Unit in its intended service or purpose;
(iii) do not and will not adversely affect the operational efficiency of the Unit; or (iv) do not and will not involve any condition, qualification, recommendation, reservation or restriction in relation to any certificate issued (or to be issued) by the American Bureau of Shipping or any regulatory authority or any other specified party that in the opinion of the Owner (acting in good faith) is or could be material in a commercial or technical sense. The Builder shall deliver the unit to the owner free and clear of all encumbrances whatsoever.

        The Builder sha1l deliver the Unit to the Owner safely afloat alongside a safe and accessible pier at the Builder's shipyard where there must be sufficient water for the Unit always to remain afloat and from where there must be direct, free, unimpeded, safe and


Contract -- Final
lawful access to international waters. Owner shall be afforded five (5) days free of any wharfage or any other charge within which to remove the Unit from the point and time of Delivery.

        Subject to this Article and to Article XXIII (Choice of Law and Dispute Resolution), should Owner fail to accept a Unit within ten (10) business days of the later to occur of (i) Owner's receipt of Builder's final progress payment invoice indicating completion of the Unit in accordance with the Contract Documents and (ii) delivery of the Unit to Owner in accordance with this Article, Owner shall be in default of this Contract, and Builder shall have the right to take all necessary steps to mitigate its damages and protect its rights and interests including, but not limited to, the right to sue for specific performance of this Contract, or to retain any deposits or other payments made hereunder. Builder's exercise of the foregoing remedies, or any other remedies or rights, shall not be deemed a waiver or release by Builder of any other rights or remedies that Builder may have at law or in equity, taking into account the terms of this Contract including, but not limited to the right to sue for any additional damages, costs, expenses, or attorneys' fees incurred by Builder in pursuing relief and recovery of damages or expenses resulting from Owner's default.

        Title to all materials, equipment, supplies, and other property incorporated into or purchased for incorporation into each Vessel shall vest in Owner as and when Builder receives payment from Owner under this Contract, subject to Builder's liens and rights at common law, by statute or under this Contract. Title to Owner Furnished Equipment shall, at all time, remain in Owner notwithstanding that Builder shall have the risk of loss as provided in Article XIII, Liability and Indemnity.

ARTICLE IV - CHANGES IN THE PLANS AND SPECIFICATIONS:

        Subject to the requirements of other work then pending in Builder's yard, Owner has the right to require any deletions from or additions to the plans and specifications for each Vessel on giving due notice in writing to Contractor, the dollar amount of any such changes to be agreed upon in advance by Owner and Builder, and added to, or deducted from, the total Contract Price and Assigned Value for such Vessel. If any such change shall delay the completion of such Vessel, Builder shall be allowed a reasonable


Contract -- Final
extension of time of the Stipulated Date of Delivery sufficient to cover such delay. If any such change shall likely result in such Vessel not attaining the required performance criteria under Article X, Owner and Builder shall agree on such modifications of the requested change necessary in order for the Vessel to attain the required performance criteria before such change is effected. A statement of the increase or decrease to the Contract Price and Assigned Value, and/or any additional contract time required, as aforesaid, shall be submitted to Owner by Builder in the form shown on Exhibit "E", and shall be approved by Owner in writing before any such change is made. Notwithstanding the foregoing, no change shall be made in the general dimensions and/or characteristics of any Vessel which would diminish the capacity of the Vessel to perform as originally intended by the Contract Documents, except by mutual consent of the parties.

        If the Parties are unable to agree on the adjustment to the Contract Price and Assigned Value, and/or any additional contract time required by the change directed by the Owner, Builder shall perform the requested change and Owner shall pay Builder for such change on an actual time and direct material cost basis using Builder's published "Standard T&M Rates" as the same may be changed from time to time based on Builder's rates with the U.S. Government; provided, however, in no event shall the rates charged Owner be less favorable than Builder's rates to other customers. Owner shall pay Builder's invoices for such actual time and direct material costs for change work in accordance with the payment terms for progress payment invoices set forth in Article II hereof. All payments made pursuant to this paragraph (i) shall be subject to future adjustment and (ii) shall not constitute a waiver of Owner's rights under
Article XXIII. The Builder will maintain a daily record of labor, equipment and materials utilized in time and materials work covered under a change and will present this record to Owner. If, at any time, a unit price or lump sum basis of compensation can be agreed to for work being performed under this paragraph, such compensation may be set forth in writing as a change.

ARTICLE V - LIQUIDATED DAMAGES:

        If completion and delivery of a Unit shall be delayed beyond the respective Stipulated Delivery Date, as adjusted in accordance with the provisions of the Contract


Contract -- Final
hereof, it is agreed that Owner will suffer damages which are difficult of ascertainment and the parties hereby agree that Owner shall sustain, and Builder agrees to pay, as liquidated damages an amount in accordance with the following schedule for each calendar day that actual delivery is delayed beyond the fifth day following the Stipulated Delivery Date:

        Day 6 through    15 -   $1,000/day
        Day 16 through   35 -  $10,000/day
        Day 36 through  120 -  $12,500/day
        Day 121 through 150 -  $20,750/day

        In no event shall the liquidated damages payable hereunder exceed $1,900,000. Owner's right to such liquidated damages shall be Owner's sole and exclusive remedy for damages or loss due to late delivery of a Unit and Owner specifically waives all other rights or remedies at law or in equity for damages or loss due to late delivery of a unit, other than Owner's right under clause
(a)(iv) of Article XX (Events of Default) in the event completion and delivery of a Unit is delayed more than one hundred fifty (150) days after the Stipulated Delivery Date (as adjusted in accordance with the terms of this Contract) of the Unit.

ARTICLE VI - OWNER FURNISHED EQUIPMENT:

        Within ten (10) business days from the execution of this Contract, Builder shall deliver to Owner a schedule of dates for the delivery to Builder by Owner of Owner Furnished equipment and information (the "Schedule of Delivery of Owner Furnished Equipment").

        If delivery by Owner to the designated shipyard of any of the components of Owner Furnished Equipment is delayed beyond the respective scheduled dates of delivery shown on the Schedule of Delivery of Owner Furnished Equipment, it is agreed that the Stipulated Delivery Date of the affected Unit(s) shall be extended on a day for day basis for each day of delay of such Owner Furnished Equipment or such other period, whether longer or shorter, as the parties may mutually agree in writing taking into consideration the degree the Work is actually delayed by the delay of such Owner Furnished Equipment.


Contract -- Final

        Owner shall be responsible for all costs of transportation of Owner Furnished Equipment to the designated shipyard as well as all classification and regulatory certificates. All Owner furnished equipment arriving at Builder's yard shall be stored in a secure area allocated to Owner for storage of equipment and supplies until required by Builder for installation into the Vessels. Such securing area shall be plainly marked to indicate Owner's possession and ownership of such equipment and supplies.

ARTICLE VII - INSPECTION BY OWNER'S REPRESENTATIVE:

        Builder will furnish without additional charge to Owner reasonable space at its yard(s) for the duly authorized and designated representative(s) of Owner who shall have reasonable access to the Work of Builder. Owner's representative(s) shall promptly inspect as required during the construction process and accept all workmanship and material which is in conformity with the Contract Documents by executing an inspection release form in the form attached as Exhibit "I" and shall with equal promptness, reject all workmanship and material which does not comply with the Contract Documents, provided that the acceptance of such workmanship and material by Owner's representative shall not prejudice the rights of Owner under the provisions of Article IX (Warranty) and
Article III (Time and Conditions of Delivery and Acceptance), hereof. Interim inspection acceptance by Owner shall be followed by final inspection acceptance by Owner after final installation and area closeout to ensure that that final installation and finish are in accordance with the Vessel specifications and regulatory requirements.

ARTICLE VIII - FORCE MAJEURE:

        All agreements of Builder contained in this Contract respecting the Stipulated Delivery Date of each Unit shall be subject to extension by reason of Force Majeure, which term is hereby declared to include all causes whatsoever beyond the reasonable control and without the fault of the Builder. The parties agree that such causes shall include, but shall not be limited to, the following: strikes, lockouts, or other industrial disturbances; unavailability or interruptions or inadequacy of fuel supplies; act of God; actions or inactions of Owner; war, terrorism, preparation for war, the requirement,


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                                      -15-
urgency or intervention of Naval or Military executives or other agencies of government; arrests and restraints of rulers and people, blockade, sabotage, vandalism and malicious mischief, threats of vandalism and bomb scares and insurrection; landslides, floods, hurricanes, tornadoes, earthquakes; collisions and fires; non-delivery and/or late delivery of any Owner Furnished Equipment; unavailability or late delivery of Builder furnished steel if such steel was ordered in a timely manner by Builder and the steel supplier(s) had accepted the order with stipulated delivery date(s) which subsequently were not met and delays due to changes authorized by Owner. Rain shall not be considered a Force Majeure event unless (1) its occurrence requires a shutdown of an affected portion of the Builder's yard where the work hereunder is being performed prior to 12:00 noon on a regularly scheduled work day, or (2) on the day of such rain, the majority of the then remaining work of the Unit includes painting and such rain or other weather conditions do not permit painting. For each day on which rain meets the requirements set forth in the preceding sentence, Builder shall be entitled to (1) day's extension of the Stipulated Delivery Date.

        Within thirty (30) days of knowledge of any Force Majeure event which may affect the Stipulated Delivery Date, the party declaring a Force Majeure extension shall notify the other party in writing and shall furnish an estimate, if possible, of the probable extent of the delay. Upon receipt of any such notice, the party receiving the notice shall, within fourteen (14) days, acknowledge the same in writing and indicate agreement that such delay be treated as a Force Majeure event, or state any objections, and the reasons therefore, to acceptance of this delay as a Force Majeure event. If either party fails to notify the other party of a Force Majeure event within thirty (30) days after knowledge of the event, such party shall be estopped from thereafter claiming Force Majeure for any period of delay more than thirty (30) days prior to said notice. If the party receiving the notice should fail to respond within fourteen (14) days, the extension of time shall be considered approved.

        If the completion of a Unit is delayed by Force Majeure, the Stipulated Delivery Date of that Unit and all subsequent Units, including any optional Units exercised by Owner affected thereby, shall be extended by a period equal to the period of such delay


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                                      -16-
or delays. Notwithstanding the foregoing, Owner shall not be excused by reason of Force Majeure for failing to pay any of Builder's invoices when due and payable.

ARTICLE IX - WARRANTY:

         During the Builder's Warranty Period, as hereinafter defined, for each Unit delivered hereunder, Builder warrants (1) the material, equipment and design (exclusive of Owner Furnished Equipment), and (2) that all labor and workmanship, including labor and workmanship for the installation of Owner Furnished Equipment, furnished by Builder shall have been performed in a good and workmanlike manner and that the Unit(s) are constructed with the use of good commercial shipyard practices and procedures. The provisions set forth herein as to the liabilities of the Builder are to apply also to all labor and workmanship furnished by any sub-contractor retained by Builder for the performance of this Contract.

        Subject to the exceptions set forth below in this Article, Builder shall have no responsibility whatsoever with respect to any defect, claim, or loss of a Unit or Vessel not reported in writing to Builder within two (2) years from the Delivery Date (such period being hereinafter referred to as the "Builder's Warranty Period"). Solely for purposes of this Article IX, "Delivery Date" shall be defined as the earlier of the following: (a) fourteen (14) days after date of the final invoice from Builder upon completion of the Unit in accordance with the requirements set forth in Article III (a) through (e) of this Contract, or
(b) the date of the Delivery and Acceptance Certificate of the Unit.

        The Warranty granted to Owner by Builder shall extend only to those claims timely reported in writing to Builder within such Builder's Warranty Period. In the event Owner timely notifies Builder of any claim covered under this Warranty, Builder will make repairs and/or replacement at its option, at one of Builder's yards without expense to Builder for transporting the Unit or Vessel, or any component thereof, to or from that yard; provided, however, that if it is not practical to have the Unit or Vessel proceed to such yard, Owner may, with prior written consent of Builder, which consent may not be unreasonably withheld, have such repairs and/or replacement made elsewhere, and, in such event, Builder shall reimburse Owner a sum equivalent to (i) one hundred fifty percent (150%) of the amount Builder would have expended at its own yard at Builder's


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                                      -17-
then prevailing rates, or (ii) the amount actually expended by Owner, whichever is less. In no event shall Builder be responsible for any sum in excess of the cost of the repairs and/or replacement as specified herein. The Builder's Warranty Period for workmanship on a Unit shall be extended by one day for each day that any warranted defect or the repair thereof covered hereunder forces the Unit out of service and unavailable for hire beyond twenty (20) successive calendar days.

        The Builder's Warranty Period for any equipment or materials purchased by Builder from a supplier or manufacturer for installation in a Unit and for Builder's workmanship shall expire upon the later of (i) one (1) year from the Delivery Date or (ii) the expiration of the manufacturer's warranty with respect to such equipment or materials, but in no event later than the two (2) years from the Delivery Date (such extended expiration date is the "Third Party Warranty Expiration Date"). To the extent available, on the Third Party Warranty Expiration Date Builder agrees to transfer and assign to Owner, without warranty of Builder with respect thereto, any remaining warranties relative to material equipment and/or labor furnished by others. Should Owner be required to enforce any such warranty, Builder will cooperate with Owner's efforts, short of instituting legal action on Owner's behalf and/or incurring other legal fees.

        Nothing contained herein shall obligate Builder at any time to repair or replace any Unit or Vessel, or any component part thereof, to the extent such repair and/or replacement is caused by the negligent operation or maintenance of the Unit or Vessel, or its equipment, by Owner or Owner's agents, employees representatives or any other third party.

        With respect to the paint, Builder warrants that it will purchase paint of good marine quality with a five (5) year manufacturer's and/or supplier's warranty and that it will apply the paint in accordance with the manufacturer's specifications and recommendations. The Builder's Warranty Period with respect to the paint applied to each Unit shall be two (2) years from the Delivery Date (such expiration date is the "Builder's Paint Warranty Expiration Date"). On the Builder's Paint Warranty Expiration Date, Builder agrees to transfer and assign to Owner, without warranty of Builder with respect thereto, any remaining manufacturer's or supplier's warranties


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                                      -18-
relative to the paint applied to the Unit(s). Should Owner be required to enforce any such warranty, Builder will cooperate with Owner's efforts, short of instituting legal action on Owner's behalf and/or incurring other legal fees. In consideration of the foregoing warranties with respect to the paint, Owner agrees to maintain at all times during the paint warranty period, detailed records of all cargo carried in the Unit(s) and all cleaning, maintenance and repair (whether ordinary or extraordinary) records with respect to the Unit (collectively, the "Required Records"). The Builder's warranty with respect to the paint shall be null and void in the event Owner fails to maintain the Required Records in accordance with this Article IX.

        For any claim for damages to or loss of a Unit or Vessel, and/or damages to persons and/or property (including, but not limited to claims, demands, or actions for bodily injury, illness, disease, death, loss of service, loss of society, maintenance and cure, wages or property) made as a result of any defect in a Unit or Vessel, or any component parts thereof, after the said Builder's Warranty Period, Owner shall have no claim or actions whatsoever against Builder, regardless of any negligence, tort, fault, strict liability or otherwise of Builder, its employees or sub-contractors, and Owner hereby waives and releases Builder and its employees and subcontractors from and against any and all liability and any and all damages resulting therefrom, including, but not limited to, for personal injury, death, property damage, damage to and/or loss of a Unit or Vessel, delay, demurrage, loss of profits, loss of use, or any other consequential or punitive damages of any kind, whether such claim is based in contract, negligence, strict liability, or otherwise, arising out of any defect and/or negligent design, the selection or choice of specifications and/or materials and/or component parts, manufacture, construction, fabrication, workmanship, labor and/or installation of equipment, materials and/or components or from any unseaworthy condition or any other defective condition of a Unit or Vessel, it being specifically understood and agreed that any such defects reported and/or occurring after the Builder's Warranty Period and all damages, loss of profits, demurrages, delay, losses of use or other consequential damage of any kind whatsoever resulting therefrom, shall not be the responsibility of Builder, but shall be borne exclusively by Owner; provided, however, Builder understands and agrees that Owner cannot release Builder from or waive claims made in connection with the


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                                      -19-
above by employees of Owner or by third parties and with respect to such claims made Owner and Builder expressly reserve all rights, remedies and defenses.

        THIS WARRANTY IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE AND THE REMEDY SET FORTH IN THIS ARTICLE IS OWNER'S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF WARRANTY AND IS EXPRESSLY IN LIEU OF ALL INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES.

ARTICLE X - PERFORMANCE WARRANTY:

        (a) Speed: The parties recognize that Owner will be damaged by a decrease in Unit speed below the Guaranteed Speed (as defined below). Because such damages are difficult to ascertain, the parties agree that, in lieu of any other damages or claims arising in connection with the speed of the Unit, the following provisions will apply:

               (i) The guaranteed speed of the Unit (calculated in accordance with Exhibit "H" attached hereto) is twelve (12) knots in a sea up to and including Beaufort Scale Force 5 (the "Guaranteed Speed").

               (ii) If the Unit's maximum speed, as determined in accordance with Exhibit "H", is less than 11.5 knots, and it is proven that the Owner furnished engines and gears are performing in accordance with the manufacturer's performance curves current at the effective date of this Contract, Builder shall make any required adjustments to the Unit to achieve a minimum speed of 11.5 knots (Minimum Required Speed) before tendering the Unit for Final Acceptance and Delivery.

               (ii) If the Unit's maximum speed, as determined in accordance with Exhibit "H" and after Builder has made adjustments to

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                                      -20-
                      the Unit to achieve speed prior to delivery, is established to be [more than two tenths (2/10 of a knot below the Guaranteed Speed, Builder shall pay to Owner the sum of FIFTY THOUSAND DOLLARS AND NO CENTS (US$50,000.00) as liquidated damages, and not as a penalty, for each one tenth (1/10) of a knot deficiency in excess of the first two tenths (2/10) of a knot deficiency, or portion thereof (the "Speed Liquidated Damages"), not to exceed a total of ONE HUNDRED FIFTY THOUSAND DOLLARS AND NO CENTS (US$150,000.00).

        (b) Fuel Consumption: The parties recognize that Owner will be damaged by an increase in fuel consumption above that which was guaranteed by Builder in the Contract Documents. Because such damages are difficult to ascertain, the parties agree that, in lieu of any other damages or claims arising in connection with the fuel consumption of the Unit, the following provisions shall apply:

               (i) The guaranteed total per diem average fuel consumption for main propulsion power only (calculated in accordance with Exhibit "H" attached hereto), excluding generators is 8,600 US Gallons of No. 2 Marine Diesel fuel (in accordance with engine manufacturer's specifications used for testing and developing performance curves). This rate of consumption is based on an average speed of twelve (12) knots (or lesser speed if a speed deficiency cannot be corrected by Builder) in the average of the optimally ballasted and loaded condition (0.86 specific gravity cargo) in a Beaufort Scale Force 5 condition.

               (ii) If, however, a Unit's fuel consumption exceeds the guaranteed rate, by more than two hundred (200) gallons per day and it is proven that the Owner Furnished Engines are performing in accordance with the engine manufacturer's fuel performance curves current at the effective date of this Contract, Builder shall pay to Owner the sum of TEN THOUSAND DOLLARS AND NO CENTS (US$10,000.00) per each one


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                                      -21-
               percent (1%) above the guaranteed amount Not to exceed FIFTY THOUSAND DOLLARS AND NO CENTS (US$50,000.00).

Owner's right to such liquidated damages set forth in this Article shall be Owner's sole and exclusive remedy for breach of the Performance Warranties set forth herein.

ARTICLE XI - INSURANCE:

        Builder, at its sole cost and expense (including the cost of all deductibles), shall procure and maintain in force during the entire period of construction, including launching, trials and demonstrations, until Builder completes entirely its obligations under this Contract, the following insurance:

         a) Workers Compensation Insurance, covering applicable statutory benefits in the State where work is being performed, and Employer's Liability Insurance in an amount of at least ONE MILLION DOLLARS AND NO CENTS (US$1,000,000.00). The policy shall be endorsed to cover Federal benefits under the U.S. Longshore and Harbor Workers Compensation Act. The policy shall be endorsed for maritime coverages for bodily injury to, or death of, a master or member of the crew of the Unit, including transportation, wages and maintenance and cure. This insurance shall be endorsed to waive certain rights of subrogation against Owner only to the extent that Builder is obligated to indemnify Owner pursuant to Article XIII (Liability and Indemnity).

         b) Public Liability Insurance, on a per occurrence basis, endorsed to cover on the premises operations, physical injury, "in rem" endorsement, watercraft exclusion deleted (to the extent applicable); with combined limits of at least TEN MILLION DOLLARS AND NO CENTS (US$10,000,000.00) per occurrence. This insurance shall name Owner as Additional Assured and waive certain rights of subrogation against Owner and the Unit, but only to the extent that Builder is obligated to indemnify Owner pursuant to Article XIII (Liability and Indemnity).


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                                      -22-

         c) Builder shall also provide Builder's Risk Insurance in an amount at least equal to the completed Contract Price, including the value of Owner Furnished Equipment, and financing costs, if any, (provided that Owner shall be responsible for any incremental premiums relating to the Owner Furnished Equipment and financing costs). Owner shall provide advance notice to Builder setting forth the dates that such equipment and materials are to be delivered to Builder's yard. This insurance shall also include Protection and Indemnity coverage with combined limits of at least TEN MILLION DOLLARS AND NO CENTS (US$10,000,000.00) per occurrence. This insurance shall be on a London Institute Clauses for Builders Risks (1/6/88) or similar form, and shall include coverage for faulty construction, tests and trials, and automatic full coverage for Owner Furnished Equipment. This insurance shall name Owner as an Additional Assured and a Joint Loss Payee, as their interests may appear and shall waive certain rights of subrogation against Owner and the Unit. Notwithstanding anything contained in this Contract to the contrary, the Builder's Risk Insurance required hereunder shall expire and all risk of loss of each Unit shall transfer to Owner upon the date of the Delivery and Acceptance Certificate for each Unit, including, if applicable, any Optional Unit.

        The aforesaid policies (i) shall be endorsed to provide Owner with thirty (30) days written notice prior to cancellation or reduction in coverage required by this Contract, and (ii) shall be primary to any insurance carried by Owner. If Builder fails to procure or allows to lapse any policies required under this Article XI and fails to obtain such insurance within five (5) days of written notice by Owner requesting such insurance, then Owner shall have the right to obtain such insurance and any expenses incurred by Owner in obtaining such insurance shall be paid by Builder. Owner's "extension of benefits" clause shall apply including, but not limited to Owner; Crowley Maritime Corporation; and any of their affiliates formed or to be formed to own or operate the Vessels, as well as all directors, officers, employees and agents of said entities. Owner shall notify Builder with the names of the affiliates formed or to be formed to own or operate the


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                                      -23-

Unit. Within ten (10) business days of execution of this Contract, Builder shall provide Owner with Certificates of Insurance. All insurance shall provide that there shall be no recourse against the Owner or its assignees for the payment of any premiums or commissions and that no cancellation of the insurance, for any reason whatsoever, shall become effective unless and until ten (10) days prior written notice has been given by the relevant brokers or insurers to the Owner.

        If Builder fails to timely procure said Certificates of Insurance within thirty (30) days following the execution of this Contract, Owner, upon notice to Builder, shall be entitled to terminate this Contract and receive a refund of all amounts previously paid to Builder. Owner's failure to timely provide such notice to Builder shall constitute a waiver of its rights under this paragraph.

ARTICLE XII  - BUILDER GUARANTEE

        Within ten (10) business days after execution of this Contract and Owner's Down Payment for Units 1 and 2, Builder shall procure and provide to Owner a performance bond and a payment bond from a surety or insurance company selected by Builder and acceptable to Owner in the combined penal sum of Seventeen Million Five Hundred Thousand Dollars and No Cents (US$17,500,000.00) (hereinafter the "Unit Penal Limit") per unit for Units 1 and 2, to secure the complete performance by Builder of its obligations under this Contract. Upon an Event of Default of Builder on a Unit as defined in Article XX hereof, Owner shall be entitled to make a performance bond claim for the affected Unit in an amount up to the Unit Penal Limit for its actual costs and damages as a result of the Event of Default. The premium or cost of the performance bonds and payment bonds shall be for the account of Owner. Each Unit Penal Limit shall each be reduced to One Million Five Hundred Thousand Dollars and No Cents (US$1,500,000.00) upon the execution of the Delivery and Acceptance Certificate for each Unit. Each performance bond and payment bond shall expire and be released by Owner upon the expiration of the Builder's Warranty Period for each Unit.


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                                      -24-

 ARTICLE XIII - LIABILITY AND INDEMNITY:

A) Except as otherwise set forth in this Contract and except for risks and liabilities arising in connection with the acts or omissions of Owner, Owner's other contractors (except Builder and its subcontractors), subcontractors, vendors, agents, employees or representative, Builder will assume all risks and liabilities, during the construction of the Units and until completion and delivery of each Unit to Owner for all loss or damage occurring to each Unit and its components, including, without limitation, Owner Furnished Equipment while such equipment is on Builder's premises.

B) Builder shall indemnify, defend and save harmless Owner, its affiliates, and their officers, directors, employees and representatives from any and all third party liens, expenses, claims and demands whatsoever (including costs and attorneys' fees) against Owner or against the Vessels in any manner related to the Work to be performed by Builder under this Contract. Owner shall indemnify, defend and save harmless Builder, its affiliates, and their officers, directors, employees and representatives from any and all third party liens, expenses, claims and demands whatsoever (including costs and attorneys' fees) against Builder or against the Vessels in any manner related to Owner's obligations under this Contract or the obligations of its Builders (except Builder and its subcontractors, vendors, agents, employees and representatives), subcontractors, vendors, agents employees or representatives.

c) To the fullest extent permitted by applicable law, the Builder shall be responsible for and shall save, indemnify, protect, defend and hold harmless the Owner, its affiliates and their respective officers, employees, agents or representatives ("Owner Group") from and against all liabilities, losses, damages, liens, causes of action, suits, claims, judgments, expenses and costs (including attorney fees and court costs), of every nature, kind and description that Builder, its affiliates, subcontractors and their respective officers, employees, agents or representatives ("Builder Group") may hereinafter suffer, incur, or pay by reason of bodily injury, illness, or death, or any loss of or damage to property sustained or purported to have been sustained by any member of the Builder Group regardless of the cause,


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                                      -25-
        including the negligence (joint, sole or concurrent, active or passive), fault, strict liability, tort or breach of contract of any member of the Owner Group or unseaworthiness of its respective vessel(s).

d) To the fullest extent permitted by applicable law, the Owner shall be responsible for and shall save, indemnify, protect, defend and hold harmless the Builder Group from and against all liabilities, losses, damages, liens, causes of action, suits, claims, judgments, expenses and costs (including attorney fees and court costs) of every nature, kind and description that any member of Owner Group may hereinafter suffer, incur, or pay by reason of bodily injury, illness, or death, or any loss of or damage to property sustained or purported to have been sustained by any member of the Owner Group regardless of the cause, including the negligence (joint, sole or concurrent, active or passive), fault, strict liability, tort or breach of contract of any member of the Builder Group or unseaworthiness of its respective vessel(s).

e) Except as provided in Article IX, Owner shall indemnify, defend and save Builder harmless from and against liabilities of any nature whatsoever (including costs and attorneys fees) to the extent arising out of or in connection with the acts or omissions of Owner, its agents, representatives and other contractors (exclusive of Builder and its subcontractors, vendors, agents, employees and representatives and representatives) relating to possession, ownership, operation and maintenance of any Unit from and after the time of delivery of the Unit or Owner in conformance with this Contract.

ARTICLE XIV - NO CONSEQUENTIAL DAMAGES:

        NEITHER OWNER NOR BUILDER, THEIR VESSELS, AFFILIATES AND THEIR OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES AND ASSIGNS (INDIVIDUALLY, THE "RELEASED PARTY" AND COLLECTIVELY, THE "RELEASED PARTIES") SHALL IN ANY EVENT BE RESPONSIBLE TO THE


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                                      -26-

OTHER FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOSS OF PROFITS OR LOSS OF USE, WHETHER ARISING IN WHOLE OR IN PART FROM (i) THE ACTIVE OR PASSIVE NEGLIGENCE OF THE RELEASED PARTY, (ii) THE ACTS OR OMISSIONS OF SUCH RELEASED PARTY FOR WHICH IT IS STRICTLY LIABLE; OR (iii) OTHER FAULT OF SUCH RELEASED PARTY, INCLUDING WITHOUT LIMITATION BREACH OF THIS CONTRACT, EVEN IF THE POSSIBILITY OF SUCH DAMAGES IS FORESEEABLE BY SUCH RELEASED PARTY.

ARTICLE XV - PROHIBITION OF LIENS:

        Neither Owner nor Builder shall place, allow or create any liens, charges or encumbrances on, or security interests in or pledges of (herein referred to individually as a "Lien" and collectively as "Liens") any Unit, its component parts or any Owner Furnished Equipment; provided Owner may collaterally assign this Contract and grant a security interest to the U.S. Maritime Administration ("MARAD") in connection with MARAD guarantee of Owner's Title XI bonds issued or to be issued to finance construction of the Unit, or to any other financial institution. Any Lien so placed, allowed or created shall be forthwith released by Owner or Builder, as the case may be; provided, however, that this Article XV shall not apply to inchoate liens for taxes and wages not then due, or to liens of Builder to secure payment to Builder for amounts then due and payable. If any lien not so excepted is placed, filed or asserted against a Unit, a Vessel or against any other materials, equipment, supplies, parts or personal property belonging to Owner or intended for a Unit or for a Vessel, then Owner or Builder, as the case may be, shall notify the other party of the existence of same as soon as reasonably possible, and the other shall, within a reasonable time, cause same to be released or discharged; provided however, that Owner or Builder, as the case may be, may, in good faith, contest any such liens or the debts to which they may relate, but in the event of any such contest, Owner or Builder, as the case may be, shall ensure the release of such liens by bonding or otherwise and shall prevent the existence of such lien or debt from delaying the work hereunder. Upon either Owner's or Builder's failure to do so, the other party may, in order to prevent a delay in the work hereunder or delivery of the Unit


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                                      -27-
or of clear title, pay any and all such sums as may be required in order to cause such lien to be released and Owner or Builder, as the case may be, shall forthwith promptly reimburse the other for such payment.

ARTICLE XVI - TAXES:

        Any transportation, sales, use or other tax (exclusive of taxes arising out of or in connection with the making and execution of this Contract the building of the Unit, the importation of any materials or parts, other than Owner Furnished Equipment, and income tax otherwise payable by Builder, which shall be the sole responsibility of the Builder) imposed by any governmental agency, in connection with the construction or delivery of any Unit or any component part thereof, and any personal property tax which may be levied or imposed with respect to any Unit or any component part thereof, shall be paid by Owner. Builder agrees that it will not pay any such tax on behalf of Owner, or concede any liability on behalf of Owner for same, without prior notice to Owner.

ARTICLE XVII - PATENTS:

        Builder agrees to indemnify, defend (including payment of attorney's fees and costs), hold and save harmless Owner against claims of third parties for damage sustained by reason of the infringement of the patent rights with respect to materials, designs, processes, machinery, equipment, and hull forms selected and built by Builder in connection with construction of the Units. Owner agrees to indemnify, defend (including payment of attorney's fees and costs), hold and save harmless Builder against claims of third persons for damages sustained by reason of infringement of patent rights with respect to Owner Furnished Equipment, designs and processes supplied or specifically acquired by Owner or required by any plans and specifications furnished by Owner in connection with construction of the Units.

ARTICLE XVIII - USE OF THE PLANS AND SPECIFICATIONS:


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                                      -28-

        Contract Drawings and working drawings with all proprietary rights thereto shall remain the property of Builder and cannot be used by Owner to build a sister ship without permission from, and compensation to Builder; provided, however, Builder shall make such Contract Drawings and working drawings available to Owner at Owner's request for the purposes of repair and maintenance on the Unit(s). Builder also agrees not to provide exact details of the Unit arrangement or outfit to, nor build a duplicate Unit for, any other party without the prior written approval of Owner, which shall not be unreasonably withheld. No provision of this Article XIX shall allow Builder to claim ownership of any Owner supplied drawings or data. All plans, designs and engineering and design data supplied by the Owner to the Builder that are the property of the Owner shall remain the property of the Owner and such plans, designs and engineering and design data may be used by the Builder only in such manner as is permitted by this Contract.

ARTICLE XIX - BANKRUPTCY:

        If either party hereto shall be adjudicated a bankrupt or an order appointing a receiver of it or of the major part of its property shall be made or an order shall be made approving a petition or answer seeking its reorganization under the Federal Bankruptcy Code, as amended, or either party shall institute proceedings for voluntary bankruptcy or apply for or consent to the appointment of a receiver of itself or its property, or shall make an assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due, for the purpose of seeking a reorganization under the Federal Bankruptcy Code, or otherwise, then in any one or more of such events, the other party to this Contract shall have the option forthwith to terminate this Contract to all intent and for all purposes by giving written notice of its intention so to do, subject, however to all obligations and liabilities of each party under the Contract Documents, including but not limited to title to the Unit(s) vesting in Owner pursuant to
Article III (Time and Conditions of Delivery and Acceptance; Title). Any termination of this Contract made pursuant to the provisions of this Article XIX shall not relieve either party from any accrued obligations hereunder due and owing at the date of such termination.


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                                      -29-

ARTICLE XX - EVENTS OF DEFAULT

a) Any of the following occurrences shall constitute an event of Default of Builder under this Contract:

            (i) The failure of Builder to perform any of the material covenants, agreements or undertaking of this Contract on its part to be performed, including, but not limited to, the failure to make prompt payment for all labor, materials, services and other charges which are to be paid by Builder under this Contract; provided Owner shall have given Builder written notice of such failure and Builder (a) shall not, within ten (10) business days after the date of receipt of such notice have remedied any payment failure by payment or, in the event of dispute, by the posting of bond or other adequate security, or (b) shall not, within fifteen (15) business days after the date of receipt of such a notice, have cured, or shown to Owner's satisfaction that it has taken steps sufficient to remedy promptly, any such other event of default not relating to payment.

            (ii) Builder being adjudicated a bankrupt or an order appointing a receiver of it or of the major part of its property shall be made or an order shall be made approving a petition or answer seeking its reorganization under the Federal Bankruptcy Code, as amended, or if Builder should institute proceedings for voluntary bankruptcy or apply for or consent to the appointment of a receiver of itself or its property, or shall make an assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due, for the purpose of seeking a reorganization under the Federal Bankruptcy Code, or otherwise.

            (iii) A Unit has not been tendered for delivery in accordance with the requirements set forth in Article III (a) through (e) this Contract within one hundred fifty (150) days after the Stipulated Delivery Date, as adjusted for all allowable Force Majeure extensions, as defined in Article VII, all change order extensions and any other extension allowable under this Contract.


Contract -- Final

        In the event that any one or more of the events of default specified herein shall have occurred, upon payment to Builder of all progress payments then due to Builder and all costs incurred to date by Builder in construction of the Unit(s) that are not included in the progress payments due to Builder, provided that such amounts shall not exceed that percentage of the Contract Price that is equal to the percentage completion of the construction of the Unit to date by Builder, Owner shall have right, at its option, to (1) exercise its rights under the terms of Article XII (BUILDER GUARANTEE) hereof, and (2) terminate this Contract by providing written notice to Builder and to have the Unit(s) completed by another builder. If so requested by Owner, Builder shall
(a) in the least expensive manner, complete all work required to permit the Vessels to be safely removed from the Builder's yard, (b) remove its employees, agents and Builder's subcontractors, together with their equipment, from the Vessel(s) and (c) render all necessary assistance to the Vessels in leaving the Builder's yard at the earliest moment convenient to Builder. If the unpaid balance of the Contract Price exceeds Owner's reasonable auditable costs of completion, such excess shall be paid to Builder.

        Notwithstanding anything contained in this Contract to the contrary, should Owner terminate this Contract pursuant to the preceding paragraph, Owner shall have ninety (90) days from such termination to notify Builder of any defective materials or workmanship which were both (i) installed or completed by Builder and (ii) represented in the amount paid to Builder upon such termination. In no event shall Builder be liable to Owner for any sum in excess of the cost of repairs or replacements of the materials or workmanship, nor shall Builder be obligated to repair or replace any material or workmanship, where such repair or replacement is caused by Owner, its other contractors (except Builder), subcontractors or employees. Builder shall have no responsibility whatsoever for such defective materials or workmanship if Owner does not notify Builder within the period set forth above in this Article XX. Thereafter, the Builder shall be relieved of all warranty obligations under this Contract.

        The rights conferred upon Owner under the terms of this Article XX and elsewhere in this Contract shall be its sole and exclusive remedies at law or in equity upon the happening of the events of default specified herein, or upon any failure on the


Contract -- Final
part of Builder to perform the material undertakings, agreements and covenants on its part to be performed hereunder. Owner's failure to exercise the rights conferred upon it hereunder in any one or more instances of the occurrence of an event of default as hereinbefore defined, shall not constitute a waiver of all other rights due to Owner under this Contract.

    b) Any of the following occurrences shall constitute an event of default of Owner under this Contract:

               (i) The failure of Owner to perform any of Owner's material obligations hereunder including, but not limited to, payment of each of Builder's Progress Payments, in accordance with Article II hereof provided Builder shall have given Owner written notice of such failure and Owner (a) shall not, within ten (10) business days after the date of receipt of such notice, have remedied any payment failure by payment or, in the event of dispute, by the posting of bond or other adequate security or (b) shall not, within fifteen (15) business days after the date of receipt of such a notice, have cured or shown to Builder's satisfaction that it has taken steps sufficient to remedy promptly any such other event of default not relating to payment. (ii) Owner being adjudicated a bankrupt or an order appointing a receiver of it or of the major part of its property shall be made or an order shall be made approving a petition or answer seeking its reorganization under the Federal Bankruptcy Code, as amended, or if Builder should institute proceedings for voluntary bankruptcy or apply for or consent to the appointment of a receiver of itself or its property, or shall make an assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due, for the purpose of seeking a reorganization under the Federal Bankruptcy Code, or otherwise.

        In the event one or more of the foregoing events of default of Owner shall have occurred, Builder may, at its option:


Contract -- Final

               (a) Terminate the Contract, reserving to Builder all rights and claims against Owner for loss and/or damage, and either sell any Vessel to another party applying the proceeds of such sale against amounts owed Builder by Owner and other damages caused by Owner's default. If the proceeds of such sale do not cover such damages and sums owed, then Builder may file a legal action against Owner in the applicable US Federal Court to recover the balance not covered by the proceeds of such sale. Any proceeds of such sale in excess of amounts owed Builder, including Builder's costs of termination and Vessel disposal, shall be paid over to the Owner.

               (b) Suspend performance of work unless and until such event of default is cured by Owner (which right of suspension shall be in addition to any other right which Builder may have). In the event of suspension, Owner shall pay to Builder all costs and expenses related to such suspension and the Stipulated Delivery Date of each affected Unit shall be extended one day for each day of such suspension.

               (c) Complete the Unit(s) pursuant to this Contract and tender it for delivery and full payment as provided herein, reserving to Builder all rights and claims against Owner for loss and/or damage, or sell the Unit to another party applying the proceeds as set out in (ii)(a) above.

        The rights conferred upon Builder under the terms of this Article XX and elsewhere in this Contract shall be its sole and exclusive remedy at law or equity upon the happening of the events of default specified herein, or upon any default on the part of Owner to perform the material undertakings, agreements and commitments on its part to be performed hereunder. Builder's failure to exercise the rights conferred upon it hereunder in any one or more instances of the occurrence of an event of default, as hereinbefore defined, shall not constitute a waiver of all other rights available to Builder under this Contract.

ARTICLE XXI - NOTICES:


Contract -- Final

        Notices required by this Contract to be given by Owner to Builder or to be given Owner by Builder shall be in writing and will be delivered in person or by registered mail return receipt requested, or by overnight courier service providing evidence of receipt, to Builder or Owner, or the designated representative of either, as the case may be.

        Notices to Builder shall be addressed to: Mr. Richard McCreary, Executive Vice President, VT Halter Marine, Inc., 900 Bayou Casotte Parkway, Pascagoula, MS 39581 or P.O. Box 1328, Pascagoula, MS 39568.

        Notices to Owner shall be addressed to: Mr. Edward Schlueter, Vice President, Vessel Management Services, Inc., 1011 S.W. Klickitat Way, Ste. 103, Seattle, WA 98134. In all matters relating to this Contract except warranty claims, which are covered by Article IX, Warranty, the parties will be represented by none other than the following named persons Mr. Edward Schlueter for the Owner and, Messrs. Richard McCreary and Boyd E. King for the Builder.

        Each party agrees that at least one of its named representatives will be available for consultation during normal working hours. Both parties agree that no one other than the named individuals shall be considered as an agent of either party for making of admissions or giving of instructions. Except as herein authorized, no change or modification in this Contract or its specifications shall be valid or binding on either party unless the same is in writing and signed by one of the above designated representatives of each party. Any change in the "Contract Price" resulting from change in specifications shall be agreed upon between Builder and Owner in writing in advance.

        Any other person may be designated to act for either party upon written notice of such designation accomplished in accordance with the provisions of this Article.

ARTICLE XXII - CONSTRUCTION:

        The headings of the Articles, sections or other provisions have been inserted as a convenience for reference only, and are not to be considered in any construction or interpretation of this Contract. If any discrepancy or conflict exists between the provisions of this Contract, the Specifications, and the Plans, then to the extent of such discrepancy or conflict only, the Contract (including the Exhibits) shall prevail, but in all other respects the Specifications and the Plans shall be in full force and effect. If there is


Contract -- Final
any discrepancy or conflict between the Specifications and the Plans, then to the extent of such discrepancy or conflict only, the Specifications shall prevail but in all other respects the Plans shall be in full force and effect.

        The Builder shall be responsible for correcting Builder's errors or deficiencies in Builder prepared shop or production drawings at no increase in the Contract Price, provided such errors or deficiencies were not caused by errors in (i) Owner Furnished Equipment, (ii) Owner Furnished Equipment or other vendor information furnished by the Owner, or (iii) any other designs, information or processes furnished by the Owner.

ARTICLE XXIII - CHOICE OF LAW AND DISPUTE RESOLUTION:

        This Contract shall be construed and enforced in accordance with the laws of the State of New York, U.S.A. Disputes arising prior to delivery of a Unit concerning the Specifications, Plans and Drawings, and other technical disputes related to construction of the Unit shall be resolved by arbitration as set forth in this Article XXIII. The arbitration shall be in Houston, Texas before the American Bureau of Shipping (the "Technical Arbitrator"). The Technical Arbitrator shall promptly arbitrate such dispute, and any expense of the Technical Arbitrator (excluding attorneys' fees) in connection with the resolution of such technical disputes shall be paid by the party against which the adverse decision is rendered.

        All other disputes arising out of the Contract or the Work shall be settled by binding arbitration in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, provided, any arbitration instituted pursuant to this Article XXIII shall be subject to the Federal Rules of Civil Procedure and the Federal Rules of Evidence, including the provisions of such rules governing production of evidence and discovery. The arbitrators shall be bound by the provision of this Contract where applicable and shall have no authority to alter any such provision in any way. Any decision, award or remedy by the arbitrators that is in contravention of the provisions of this Contract, including but not limited to the limitations on consequential

Contract--Final
damages, punitive damages, liquidated damages and warranty, shall not be binding on the parties hereto.

ARTICLE XXIV - ASSIGNMENT:

        Subject to the terms and conditions contained herein, this Contract, including all rights under Article IX, Warranty, the benefit of any payments made to Owner hereunder and title to all Owner-Furnished Equipment going into the construction of the Vessel, may be assigned by Owner to any related or affiliated company of Owner.

        An assignment by Owner to any company or entity not affiliated or related to Owner may only be made after Owner has obtained Builder's prior written consent, which consent shall not be unreasonably withheld.

ARTICLE XXV - PARENT GUARANTEES:

        Crowley Maritime Corporation, a Delaware corporation and parent company of Owner, shall execute a Parent Guaranty of Owner's obligations in the form attached as Exhibit "G".

ARTICLE XXVI  - PRODUCTION SCHEDULE:

        Within ten (10) days from the receipt of the Down Payment from Owner, Builder shall deliver to Owner a production schedule (the "Production Schedule") which includes projected dates of Payment Schedule events. Should Builder believe that a revision to the Production Schedule is required, Builder shall have the right to revise the Production Schedule upon notice to Owner.

ARTICLE XXVII - COOPERATION WITH OWNER'S LENDER:

        The Builder agrees to cooperate with the Owner and Owner's lender(s) in satisfying any reasonable requirements for the financing of the Units, provided however that the Builder shall not be obligated to alter any material provisions of this Contract.


Contract -- Final

ARTICLE XXVIII - MISCELLANEOUS:

        The Contract Documents constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties hereto. The invalidity or unenforceability of any phrase, sentence, clause or section in this Contract shall not affect the validity or enforceability of the remaining portions of this Contract, or any part thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the day and year first above written.

WITNESSES:                                  BUILDER:

/s/ Betty Gomez                             VT HALTER MARINE, INC.
-----------------------------

/s/ D. Margaret Gambrell                    By: /s/ Boyd E. King
-----------------------------                   -----------------------------
                                                   BOYD E. KING
                                                   Chief Executive Officer

WITNESSES:                                  BUILDER:

/s/ Betty Gomez                             VT HALTER MARINE, INC.
-----------------------------

/s/ D. Margaret Gambrell                    By: /s/ Richard T. McCreary
-----------------------------                   -----------------------------
                                                   RICHARD T. McCREARY
                                                   Executive Vice President


Contract -- Final

WITNESSES:                                  OWNER:

/s/ Virginia L. Clark                       VESSEL MANAGEMENT SERVICES, INC.
-----------------------------


/s/ John Van Buskirk                        By: /s/ Edward J. Schlueter
-----------------------------                   -----------------------------
                                                   EDWARD J. SCHLUETER
                                                   Authorized Agent


Contract -- Final

              Exhibits To Vessel Construction Contract Entered Into
              -----------------------------------------------------
                        as of May 2, 2004 by and between
                        --------------------------------
           VT Halter Marine, Inc. and Vessel Management Services, Inc.
           -----------------------------------------------------------


EXHIBIT A-1:  DESCRIPTION OF VESSEL (TUG), PAYMENT SCHEDULE, PLACE OF
              CONSTRUCTION AND DELIVERY DATE OF DELIVERY

EXHIBIT A-2:  DESCRIPTION OF VESSEL (BARGE), PAYMENT SCHEDULE, PLACE OF
              CONSTRUCTION AND DELIVERY DATE OF DELIVERY

EXHIBIT B-1:  TUG SPECIFICATIONS

EXHIBIT B-2:  BARGE SPECIFICATIONS

EXHIBIT C-1:  TUG OUTBOARD PROFILE & ARRANGEMENT DRAWING

EXHIBIT C-1:  BARGE OUTBOARD PROFILE & ARRANGEMENT DRAWING

EXHIBIT D:    VT HALTER MARINE, INC. DELIVERY AND ACCEPTANCE CERTIFICATE

EXHIBIT E:    FORM OF CHANGE ORDER

EXHIBIT F:    RESERVED

EXHIBIT G:    GUARANTY

EXHIBIT H:    SPEED REQUIREMENTS

EXHIBIT I:    INSPECTION RELEASE FORM

                                   EXHIBIT A-1


HULL NO. 1961 & 1962                                         JOB NO: C173 & C174

        I.     DESCRIPTION OF VESSEL:  (TUG)

               1. The Vessel shall be built in accordance with the following documents:

                  a. Specifications dated 5/14/04(approved 5/14/04), 2004 revised as approved 5/14/2004, attached hereto as Exhibit "B-1".

                  b. Outboard Profile & Arrangement Dwg. No. A-1 Sheets 1 and 2 and Dwg. No. A-2 Sheet 1, dated approved 5/21/2004, attached hereto as Exhibit "C-1".

               2. Vessel No. 1 "Assigned Value" is US$8,955,948.26.
                  Vessel No. 2 "Assigned Value" is US$8,955,948.26.

        II.    PAYMENT SCHEDULE:

1.  Upon Contract Signing (Down Payment)                         $    100,000.00
2.  Upon Performance and Payment Bond tender to Owner            $    345,525.32
3.  Upon Receipt of Approx 150 tons of steel                     $    713,729.74
4.  10% Upon Erection of Engine Room Inner Bottom                $    891,050.65
5.  7.5% Upon Erection of Engine Room Wing Tanks                 $    668,287.98
6.  15% Upon Erection of Bow                                     $  1,336,575.97
7.  12.5% Upon Erection of Stern                                 $  1,113,813.31
8.  10% Upon Erection of Engine Room Main Deck                   $    891,050.65
9.  10% Upon erection of Superstructure                          $    891,050.65
10. 7.5% Upon launching of vessel                                $    668,287.98
11. 5% Upon Completion of Builders Dock Trials                   $    445,525.32
12. 5% Upon Completion of Acceptance Trials (without barge)      $    445,525.32
13. 5% Balance at Delivery of the vessel with Barge              $    445,525.37

        III.   PLACE OF CONSTRUCTION AND DELIVERY:

               The Vessels will be built at Builder's Jackson County, MS
               Shipyard.

               The Units will be delivered at Builder's shipyard in Pascagoula, MS.

        IV.    DATE OF DELIVERY:

               The Stipulated Date of Delivery of Unit No. 1 is twenty-one (21) months after receipt of Owner's Down Payment.


Contract -- Final

               The Stipulated Date of Delivery of Unit No. 2 is twenty-six (26) months after receipt of Owner's Down Payment.


Contract -- Final

                                   EXHIBIT A-2
HULL NO. 1963 & 1964                                         JOB NO: B111 & B112

        I.     DESCRIPTION OF VESSEL:  (BARGE)

               1. The Vessel shall be built in accordance with the following documents:

                      a. Specifications dated 5/24/04 (approved 5/24/04), 2004 attached hereto as Exhibit "B-2".

                      b. Outboard Profile & Arrangement Dwg. No. A-1 Sheets 1 and 2 and Dwg. No. A-2 Sheet 1, dated approved 5/24/2004, attached hereto as Exhibit "C-2".

               2. Vessel No. 1 "Assigned Value" is US$26,519,584.74. Vessel No. 2 "Assigned Value" is US$26,519,584.74.

        II.    PAYMENT SCHEDULE:

    1.  Contract Signing (Down Payment)                                      $   100,000.00
    2.  Performance and Payment Bond tender to Owner                         $ 1,219,251.32
    3.  Receipt of 90% of Steel                                              $ 2,773,060.89
    4.  8% Complete NC cutting of piece parts for Mid-ship Mid-body
        Fr.26-1/2 to Fr. 45-1/2                                              $ 2,110,802.12
    5.  7% Complete NC cutting of piece parts for Aft Mid-body
        Fr.45-1/2 to Fr.68                                                   $ 1,846,951.85
    6.  7% Complete NC cutting of piece parts for Stern Module Fr. 68 Aft    $ 1,846,951.85
    7.  8% Complete NC cutting of piece parts for Fwd Mid-body
    8.  Fr.4 to Fr.26-1/2                                                    $ 2,110,802.12
    9.  5% Complete erection of Mid-ship Mid-body Fr.26-1/2 to
        Fr.45-1/2 (not completely welded and excluding main deck).           $ 1,319,251.32
    10. 5% Complete NC cutting of piece parts for Bow Module Fr. 4 Fwd       $ 1,319,251.32
    11. 8% Complete erection of Aft Mid-body Fr.45-1/2 to Fr.68
        (not completely welded and excluding main deck)                      $ 2,110,802.12
    12. 5% Complete erection of Stern Module Fr. 68 Aft
        (not completely welded)                                              $ 1,319,251.32


Contract -- Final

    13. 7% Complete erection of Fwd Mid-body Fr. 4 to Fr. 26-1/2
        (not completely welded and excluding main deck)                      $ 1,846,951.85
    14. 7.5% Complete erection of Bow Module Fr 4 Fwd
        (not completely welded)                                              $ 1,978,876.98
    15. 7.5% Launch                                                          $ 1,978,876.98





        III.   PLACE OF CONSTRUCTION AND DELIVERY:

               The Vessels will be built at Builder's shipyard in Jackson County, MS.

               The Units will be delivered at Builder's shipyard in Pascagoula, MS.

        IV.    DATE OF DELIVERY:

               The Stipulated Date of Delivery is of Unit No. 1 is twenty-one
               (21) months after receipt of Owner's initial payment.

               The Stipulated Date of Delivery of Unit No. 2 is twenty-six (26) months after receipt of Owner's Down Payment.


Contract -- Final

                                   EXHIBIT "F"
                              RESERVED EXHIBIT "G"
                                    GUARANTY

        In order to induce VT Halter Marine, Inc. ("Builder") to enter into that certain Vessel Construction Contract (as amended from time to time, the "Contract") between Vessel Management Services, Inc. ("Owner") and Builder dated _______________________, 2004, Crowley Maritime Corporation, a Delaware corporation ("Guarantor"), represented herein by its duly authorized officer, hereby unconditionally and irrevocably guarantees to Builder (a) the due, punctual and full payment by Owner of all amounts of any nature whatsoever payable by Owner under the Contract (the "Owner Guaranteed Amounts"), as and when the same shall become due and payable in accordance with the terms of the Contract and (b) the due, prompt and faithful performance of, and compliance with, all obligations, covenants, terms, conditions and undertakings of Owner contained in the Contract (the "Owner Guaranteed Obligations") in accordance with the respective terms thereof. Such guaranty is an absolute, unconditional, present and continuing guaranty of payment, performance and compliance. If for any reason whatsoever Owner shall be in default under the Contract in payment of any Owner Guaranteed Amounts or in the performance or compliance with any Owner Guaranteed Obligation and Builder is entitled to exercise its remedies under the Contract against Owner, then Guarantor shall forthwith pay or cause to be paid such Owner Guaranteed Amounts to Owner or perform or comply with, or cause to be performed or complied with, the Owner Guaranteed Obligations.

        IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the 2nd day of June, 2004.

                                            CROWLEY MARITIME CORPORATION

                                            /s/ BRUCE LOVE
                                            -------------------------
                                            By:     Bruce Love
                                            Title:  Corporate Secretary


Contract -- Final